Exhibit 5.2

[Letterhead of Pepper Hamilton LLP]

October 10, 2008

Board of Directors

Local Insight Regatta Holdings, Inc.

188 Inverness Drive West, Suite 800

Englewood, CO 80112

Re:                 Guarantee of Local Insight Listing Management, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Local Insight Listing Management, Inc., a Pennsylvania corporation (“Pennsylvania Guarantor”), in connection with the registration statement on Form S-4, as amended (the “Registration Statement”) filed by Local Insight Regatta Holdings, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) relating to the proposed public offering of up to $210.5 million in aggregate principal amount of the Company’s 11.00% Series B Senior Subordinated Notes due 2017 (the “Exchange Notes”) in exchange for up to $210.5 million in aggregate principal amount of the Company’s currently outstanding 11.00% Series A Senior Subordinated Notes due 2017 (the “Outstanding Notes”) and the related joint and several, full and unconditional guarantees of payment of the principal of and interest on the Exchange Notes on an unsecured, senior subordinated basis by the Pennsylvania Guarantor (the “Guarantee”) and by certain other subsidiaries of the Company. The Outstanding Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated November 30, 2007 (the “Indenture”) among the Company, the Pennsylvania Guarantor, the other guarantors party thereto and Wells Fargo Bank, N.A. as trustee (the “Trustee”), as supplemented by a supplemental indenture dated as of May 29, 2008 among The Berry Company LLC, a Colorado limited liability company, the Company and the Trustee. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

We have examined the following documents:

1.	the Indenture, including the form of Global Exchange Note (“Form of Global Exchange Note”) attached as Exhibit A to the Indenture;

2.	the Registration Statement;

3.	the Registration Rights Agreement;

4.	a copy of the Articles of Incorporation for the Pennsylvania Guarantor, including all amendments and restatements through September 25, 2008, all as certified by the Secretary of State of the Commonwealth of Pennsylvania and attached hereto as Exhibit A;

5.	a certificate of subsistence, dated September 25, 2008, with respect to the Pennsylvania Guarantor issued by the Secretary of State of the Commonwealth of Pennsylvania and attached hereto as Exhibit B;

6.	an Omnibus Secretary’s Certificate of the Company and the Pennsylvania Guarantor, among others, attaching: (i) the Amended and Restated Articles of Incorporation of the Pennsylvania Guarantor, (ii) Bylaws of the Pennsylvania Guarantor, (iii) Action by Written Consent of the Board of Directors of Pennsylvania Guarantor dated November 29, 2007 and (iv) Written Consent of the Board of Directors in Lieu of a Meeting of Pennsylvania Guarantor dated July 11, 2008;

7.	an Officer’s Certificate of the Pennsylvania Guarantor dated of even date herewith; and

8.	originals, or copies certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed necessary or appropriate to enable us to render this opinion.

(the foregoing items 1 – 2 are referred to herein as the “Transaction Documents”).

In connection with giving this opinion, we have assumed as follows:

1. The copy of the signed Indenture submitted to us by the Pennsylvania Guarantor is authentic, all signatures thereon are genuine, and all certified, conformed or photostatic copies thereof are authentic.

2. The terms and conditions of the Transaction Documents have not been amended, modified or supplemented by any other agreement or understanding of the parties or by the waiver of any of the material provisions thereof.

3. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

4. To the extent that the obligations of any Person or entity may be dependent upon such matters, we assume for purposes of this opinion that: (i) each Person or entity who is a party to any of the Transaction Documents (other than the Pennsylvania Guarantor) is duly organized under the laws of its jurisdiction of organization, and that each such Person or entity (other than the Pennsylvania Guarantor) is validly existing and in good standing or the equivalent under the laws of its jurisdiction or organization; (ii) each Transaction Document: (x) has been duly authorized by each Person or entity (other than the Pennsylvania Guarantor) party thereto and (y) has been duly executed and delivered by each Person or entity (other than the Pennsylvania Guarantor) party thereto; (iii) each Person or entity who is a party to the Transaction Documents (other than the Pennsylvania Guarantor) has the requisite corporate or other similar power and authority to perform its obligations under the Transaction Documents; and (iv) the execution, delivery and performance by each Person or entity (other than the Pennsylvania Guarantor) of the Transaction Documents, and the consummation by such Person or entity (other than the Pennsylvania Guarantor) of the transactions contemplated by such Transaction Documents, do not conflict with, result in a breach or violation of, or constitute a default under the formation documents of such Person or entity.

As to certain factual matters, we have, with your consent, relied upon certificates of officers of the Pennsylvania Guarantor and the representations of the Pennsylvania Guarantor contained in the Transaction Documents. We have not undertaken any independent investigation to verify the accuracy, completeness or authenticity of any such certificates, discussions or representations and warranties. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We have not reviewed the dockets or records of any courts.

Our opinion is limited solely to matters governed by the laws of the Commonwealth of Pennsylvania and Federal law as applicable in the Commonwealth of Pennsylvania; provided that no opinion is given with respect to Federal, state or local securities laws or regulations.

Based solely upon our review of the Transaction Documents and the other documents referenced herein, and subject to the assumptions and qualifications contained herein, it is our opinion that:

1. The Pennsylvania Guarantor is validly existing and subsisting as a corporation under the laws of the Commonwealth of Pennsylvania.

2. The Pennsylvania Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture. The execution, delivery and performance of the Indenture by the Pennsylvania Guarantor and the consummation of the transactions contemplated thereby by the Pennsylvania Guarantor have been duly authorized by all necessary corporate action on the part of the Pennsylvania Guarantor. The Pennsylvania Guarantor has duly executed and delivered the Indenture.

3. The Guarantee of the Pennsylvania Guarantor set forth in the Indenture, as referenced in the Form of Global Exchange Note, has been duly authorized by all necessary corporate action of the Pennsylvania Guarantor.

This opinion is subject to the following qualifications:

i. Our opinion is based upon the current status of the law, and in all respects is subject to and may be limited by future legislation, as well as changes in case law. We undertake no obligation to advise you of any changes in the law which may occur in the future, render any further opinion to you or update this opinion at any time in the future.

ii. Our opinion in paragraph 1 above as to the valid existence and subsistence of the Pennsylvania Guarantor is given based solely upon the certified Articles of Incorporation, as amended, and certificate of subsistence of the Pennsylvania Guarantor, attached as Exhibits A and B hereto.

iii. This opinion is rendered to you in connection with the Transaction Documents and may be relied on by you and your successors and assigns. No other person may rely on this opinion and you may not rely on this opinion for any other purpose or in any other context; provided, that Hogan & Hartson LLP may rely on this opinion solely for purposes described below. This opinion may not be quoted by you or any other person without the prior written consent of this firm, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

iv. We hereby consent to Hogan & Hartson LLP’s reliance upon this opinion in the formation of its opinion to the Company on the validity and enforceability of the Exchange Notes and the Guarantee and to the use of our name in the prospectus forming a part of the Registration Statement on Form S-4, File Number 333-152302 filed with the Securities and Exchange Commission under the Act with respect to the offering of the Exchange Notes. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ PEPPER HAMILTON LLP